WAIVER AND RELEASE AGREEMENT

1. Waiver and Release / Exchange of Consideration

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed,

a. Subject to the receipt by Adline Network, LLC ("Shareholder") of the share certificate described in subparagraph (c) below and to the accuracy in all material respects of the representations and warranties made in paragraph 2 below, Shareholder individually and on behalf of its affiliated persons or partnerships, together with any and all past and present members, managers, trustees, receivers, employees, officers, directors, partners, agents, representatives, lenders, insurance carriers, sureties, consultants, attorneys, accountants, successors, assigns, heirs, executors, spouses, administrators, licensees, joint ventures, and related persons, predecessors, entities or companies do hereby fully and forever release and discharge Las Vegas Gaming, Inc, and its affiliated and/or subsidiary companies and partnerships, together with any and all past and present trustees, receivers, board members, employees, officers, directors, shareholders, partners, agents, representatives, lenders, subsidiaries, unincorporated divisions, insurance carriers, sureties, consultants, attorneys, accountants, successors, assigns, heirs, executors, administrators, licensees, invitees, joint venturers, members, managers and related persons, predecessors, entities or companies (collectively, the "Company") of and from all claims, actions, causes of action, demands, rights, agreements, promises, liabilities, losses, damages, costs and expenses, of every nature and character, description and amount, either known or unknown, without limitation or exceptions, whether based on theories of contract, breach of contract, breach of the covenant of good faith and fair dealing, tort, violation of statute, ordinance, or any other theory of liability or declaration of rights whatsoever, which they may now have against the Company, whether asserted or not, arising directly or indirectly from or based on any cause, event, transaction, act, omission, occurrence, condition or matter, of any kind or nature whatsoever, which has occurred to date.

b. Subject to receipt of the Assignment described in sub-paragraph (d) below and to the accuracy in all material respects of the representations and warranties made therein and in paragraph 2, below, the Company does hereby fully and forever release and discharge Shareholder of and from all claims, actions, causes of action, demands, rights, agreements, promises, liabilities, losses, damages, costs and expenses, of every nature and character, description and amount, either known or unknown, without limitation or exceptions, whether based on theories of contract, breach of contract, breach of the covenant of good faith and fair dealing, tort, violation of statute, ordinance, or any other theory of liability or declaration of rights whatsoever, which they may now have or may hereafter acquire against the Company, whether asserted or not, arising directly or indirectly from or based on any cause, event, transaction, act, omission, occurrence, condition or matter, of any kind or nature whatsoever, which has occurred to date.

c. Las Vegas Gaming, Inc., shall, within 15 days of receipt of an executed copy of this Waiver and Release Agreement from Shareholder, deliver to Larry Enterline, at 2699 Buford Hwy., Buford, Ga. a share certificate for 700,000 shares of common stock of Las Vegas Gaming, Inc., par value $0.001. The share certificate shall bear a legend in substantially the following form:

THE STOCK REPRESENTED BY THIS CERTIFICATE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD OR OTHERISE TRANSFERRED AT ANY TIME WHATSOEVER UNLESS IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY RESICISTRATION IS NOT REQUIRED FOR SUCH TRANSFER AND THAT SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE APPLICABLE FEDERAL. AND STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

The parties agree that the shares of common stock evidenced by the share certificate described in this subparagraph (c) shall be allocated as follows: (i) 600,000 of such shares are being issued to Shareholder in exchange for the release given by Shareholder to the Company in subparagraph (a) above and (ii) 100,000 of such shares are being issued to Shareholder in exchange for the assignment given by Shareholder and described in subparagraph (d) below.

d. Shareholder shall, within 15 days of receipt of an executed copy of this Waiver and Release Agreement from the Company, deliver to Russell Roth, at 4000 West Ali Baba Lane, Suite D, Las Vegas, NV 89118 an Assignment in the form attached hereto at Exhibit "A" which Assignment will transfer from Shareholder to Las Vegas Gaming, Inc. the world wide exclusive rights to that certain intellectual property commonly and collectively known as "At Home Wagering" where such rights allow for "wagering" or "betting" activity and transactions to be conducted in the home via the AdLine Technologies. For purposes of this Agreement, the terms "betting" or "wagering" mean to directly or indirectly take, receive, or accept money or any valuable thing with the understanding or agreement that the money or valuable thing will be paid or delivered to a person if the payment or delivery is contingent upon the result of a race, contest, or game or upon the happening of an event not known to be certain. Bet or wager does not include the purchase, sale, or trade of securities or commodities under state or federal law. The Assignment will further provide that Las Vegas Gaming, Inc. will pay shareholder 5% of the Company's net revenue derived from the assigned intellectual property. Net Revenue shall mean gross revenue less the theoretical cost of any pay outs.

2. Representations and Warranties.

a. This Waiver and Release Agreement is executed by Adline Network, LLC and Las Vegas Gaming, Inc. (each a "Party" and collectively the "Parties") without reliance upon any statement or representation by the persons or Parties herein released, or their attorneys or representatives, other than those set forth in this Waiver and Release Agreement.

b. Each of the persons signing this Waiver and Release Agreement has, and represents and warrants that he or she has, the right and full authority enter into this Waiver and Release Agreement.

c. Each Party represents and warrants that, upon execution and delivery of this Waiver and Release Agreement, it shall be enforceable against said Party in accordance with its terms.

d. Each Party acknowledges and agrees the sufficiency and receipt of the consideration for this Waiver and Release Agreement.

e. Each Party represents and acknowledges that the other shall have the right to rely on the foregoing representations and warranties and the obligations and duties of each Party required by this Waiver and Release Agreement and have been induced to change position in reliance upon this Waiver and Release Agreement.

3. General Provisions.

a. No Admission of Liability. Each Party agrees that this Waiver and Release Agreement is a compromise relating to the matters released herein, and shall never be treated as an admission of liability of any Party for any purpose, and that liability therefor is expressly denied by each of the Parties.

b. Execution of Additional Documents. Each of the Parties hereby agrees to perform any and all acts and to execute and deliver any and all documents reasonably necessary or convenient to carry out the intent and the provisions of this Waiver and Release Agreement.

c. Entire Agreement. This Waiver and Release Agreement constitutes the entire agreement among all of the Parties. All negotiations, proposals, modifications and agreements prior to the date hereof among the Parties are merged into this Waiver and Release Agreement and are superseded hereby. There are no other terms, conditions, promises, understandings, statements, or representations, express or implied, among all of the Parties unless set forth in writing and signed by all of the Parties.

d. No Waiver. No action or want of action on the part of any Party at any time to execute any rights or remedies conferred upon it under this Waiver and Release Agreement shall be, or shall be asserted to be, a waiver on the part of any party hereto of its rights or remedies hereunder.

e. Amendments. This Waiver and Release Agreement may only be modified by an instrument in writing executed by the parties hereto.

f. Law of Nevada. This Waiver and Release Agreement shall be construed in accordance with the law of the State of Nevada, and the parties hereto agree that Clark County, Nevada, shall be the exclusive venue of any action which may be filed with respect to this Waiver and Release Agreement or any of the transactions contemplated hereby.

g. Attorneys' Fees. Should any action (at law or in equity, including but not limited to an action for declaratory relief) or proceeding be brought arising out of, relating to or seeking the interpretation or enforcement of the terms of this Waiver and Release Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with the terms of this Waiver and Release Agreement, the prevailing party thereto, as decided by the Court, shall be entitled to reasonable attorneys' fees and costs incurred in addition to any other relief or damages which may be awarded.

h. No Third Party Beneficiary. This Waiver and Release Agreement is for the benefit of the Parties and confers no rights, benefits or causes of action in favor of any other third parties or entities.

i. Severance. Should any term, part, portion or provision of this Waiver and Release Agreement be decided or declared by the Courts to be, or otherwise found to be, illegal or in conflict with any law of the State of Nevada or the United States, or otherwise be rendered unenforceable or ineffectual, the validity of the remaining parts, terms, portions and provision shall be deemed severable and shall not be affected thereby, providing such remaining parts, terms, portions or provisions can be construed in substance to constitute the agreement that the Parties intended to enter into in the first instance.

j. Pronouns, Headings. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, or neuter, and to the singular or plural, as the identity of the person may require. Paragraph titles or captions are used in this Agreement for convenience or reference, and in no way define, limit, extend or describe the scope or intent of this Agreement or any of its provisions.

k. Successors and Assigns. This Waiver and Release Agreement shall be binding and inure to the benefit of the parties hereto, their predecessors, parents, subsidiaries and affiliated corporations, all officers, directors, shareholders, agents, employees, attorneys, assigns, successors, heirs, executors, administrators, and legal representatives of whatsoever kind or character in privity therewith.

l. Counterparts. This Waiver and Release Agreement may be executed in counterparts, one or more of which may be facsimiles, but all of which shall constitute one and the same Waiver and Release Agreement. Facsimile signatures of this Waiver and Release Agreement shall be accepted by the parties to this Waiver and Release Agreement as valid and binding in lieu of original signatures; however, within five (5) business days after the execution of this Waiver and Release Agreement, such parties shall also deliver to the other party an original signature page signed by that party.

m. Time for Performance. The Parties understand that time is of the essence with respect to each and every act required by this Waiver and Release Agreement t. Failure to perform any provision hereof in strict accordance with the Waiver and Release Agreement shall be deemed a material breach of the Waiver and Release Agreement.

n. Understanding of Agreement. The Parties acknowledge that they have fully read the contents of this Waiver and Release Agreement and that they have had the opportunity to obtain the advice of counsel of their choice, and that they have full, complete and total comprehension of the provisions hereof and are in full agreement with each and every one of the terms, conditions and provisions of this Waiver and Release Agreement. As such, the Parties agree to waive any and all rights to apply an interpretation of any and all terms, conditions or provisions hereof, including the rule of construction that such ambiguities are to be resolved against the drafter of this Waiver and Release Agreement. For the purpose of this instrument, the Parties agree that ambiguities, if any, are to be resolved in the same manner as would have been the case had this instrument been jointly conceived and drafted.

IN WITNESS WHEREOF, each of the parties has executed this Waiver and Release Agreement on the date and year written below.

DATED this1st day of February, 2006.

LAS VEGAS GAMING, INC., a Nevada corporation /s/ Russell Roth Its: President	SUBSCRIBED AND SWORN before me this 1st day of February, 2006, by /s/ Rebecca Robertson Notary Public

“SHAREHOLDER” ADLINE NETWORK LLC /s/ Larry Enterline By: Larry Enterline Its: Mgr	SUBSCRIBED AND SWORN before me this 13th day of February, 2006, by /s/ Kathleen M. Richards Notary Public